                                                                  Exhibit (b)(2)





                                 April 20, 1999



Carreras, Kestner & Co., L.L.C.
Terminal Tower
50 Public Square
Suite 3200
Cleveland, Ohio  44113

Attention: Joseph W. Carreras

Ladies and Gentlemen:

         Carreras, Kestner & Co., L.L.C. (the "SPONSOR") has informed First Union National Bank ("FIRST UNION") and First Union Capital Markets Corp. (the "ARRANGER") that it intends to (i) create a corporation ("ACQUISITION CO.") and contribute approximately $24,000,000 of equity capital to Acquisition Co. (the "SPONSOR EQUITY CONTRIBUTION"), (ii) enter into agreements with Hilite Industries, Inc., a Delaware corporation ("COMPANY"), and certain current shareholders of the Company (the "RETAINING SHAREHOLDERS") pursuant to which (a) the Company will undertake a self-tender offer for approximately 97% of its outstanding shares of capital stock, which represents all of the outstanding shares of the Company's capital stock and options other than the stock and options retained by the Retaining Shareholders (the "SELF-TENDER"), (b) the Sponsor will acquire, through Acquisition Co., approximately 1,700,000 shares of newly issued capital stock of the Company (the "ACQUISITION"), (c) the Retaining Shareholders will retain a portion of their currently outstanding shares of the Company's capital stock so as to effectuate a "recapitalization" of the Company for accounting purposes (the "RECAPITALIZATION") and (d) following the consummation of the Acquisition and the Self-Tender, Acquisition Co. will be merged with and into the Company in a cash-out merger (the "MERGER" and, together with the Self-Tender, the Acquisition and the Recapitalization, the "ACQUISITION TRANSACTIONS"), and (iii) refinance the Company's existing indebtedness. The aggregate equity value (new cash plus retained equity) of the Sponsor Equity Contribution and the shares of the Company's capital stock retained by the Retaining Shareholders, when valued at the tender offer price, will be approximately $25,800,000. Following the Merger, the Sponsor will own, indirectly, at least 90% of the issued and outstanding shares of capital stock of the Company (as the surviving entity in the Merger).

Carreras, Kestner & Co., L.L.C.
April 20, 1999
Page 2

-----------------

         You have further advised us that a senior secured debt financing in the aggregate principal amount of $65,000,000 (the "FACILITY") will be required in order to refinance the Company's existing senior credit facility, to pay fees and expenses in connection with the Acquisition Transactions and such refinancing, and to provide for the working capital and general corporate requirements of the Company and its subsidiaries (such senior secured debt financing, together with the Acquisition Transactions and the Subordinated Debt (referred to below), being hereinafter referred to collectively as THE "TRANSACTIONS"). First Union understands that no other external debt financing will be required to effectuate the Transactions other than the financing described herein and $15,000,000 of subordinated debt financing (the "SUBORDINATED DEBT") described in the Term Sheet (defined below). The Sponsor has requested that First Union commit to provide the entire principal amount of the Facility and that the Arranger agree to structure, arrange and syndicate the Facility.

         First Union is pleased to confirm its commitment to provide the Facility to the Company, based upon and subject to the foregoing and subject to the terms and conditions set forth below and in the summary of terms and conditions (the "TERM SHEET") attached hereto. First Union's commitment hereunder and the Arranger's agreement to provide the services described herein are subject to (i) the Sponsor's written acceptance of a letter from First Union and the Arranger to the Sponsor of even date herewith (the "FEE LETTER") pursuant to which the Sponsor agrees to pay, or cause to be paid, to First Union and the Arranger certain fees in connection with the Facility as more particularly set forth therein, (ii) the completion of a definitive credit agreement and related documentation for the Facility and definitive documentation for the Acquisition Transactions in form and substance satisfactory to First Union, (iii) compliance with all applicable laws and regulations, (iv) the absence of any condition in the financial or capital markets prior to the execution of such definitive credit documentation that could reasonably be expected to have a material adverse effect on the primary syndication of the Facility, (v) First Union's satisfaction that, prior to and during the syndication of the Facility, there shall be no competing issues of debt securities or commercial bank or other credit facilities of Acquisition Co., the Company or any of their subsidiaries being offered, placed or arranged, and (vi) the satisfaction of all other conditions described herein, in the Term Sheet, and in such definitive credit documentation. The terms and conditions of First Union's commitment hereunder and of the Facility are not limited to those set forth herein and in the Term Sheet, and any matters that are not covered by the provisions hereof and thereof shall be subject to the mutual agreement of First Union and the Sponsor.

         In addition, it is understood and agreed that First Union shall be entitled, after consultation with the Sponsor, to change the pricing (including interest and upfront fees), terms and structure of the Facility, and the timing of syndication and closing thereof, at any time if the syndication of the Facility has not been completed and First Union determines in good faith that such changes are advisable to ensure a successful syndication of the Facility, provided that the total principal amount of the Facility remains unchanged. The commitment of First Union

Carreras, Kestner & Co., L.L.C.
April 20, 1999
Page 3

----------------

hereunder is subject to the agreements of the Sponsor set forth in this paragraph. The provisions of this paragraph shall survive the execution of definitive credit documentation for the Facility and the closing thereof.

         It is agreed that (a) First Union will act as the administrative agent and as the syndication agent for the Facility, and (b) the Arranger will act as the sole arranger for the Facility, and that each will perform the duties and exercise the authority customarily associated with such roles. It is further agreed that no additional agents, co-agents or arrangers will be appointed and no lender will receive compensation outside the terms contained herein (including the Term Sheet) and in the Fee Letter in order to obtain its commitment to participate in the Facility, in each case unless the Sponsor and First Union so agree. Notwithstanding the foregoing, First Union and the Arranger each reserves the right to allocate (in whole or in part) to any of its affiliates any fees payable to it in such manner as it and its affiliates may agree in their sole discretion.

         First Union reserves the right, prior to or after the execution of definitive documentation with respect to the Facility, and as part of any syndication thereof or otherwise, to assign part of its commitment hereunder, in accordance with the Term Sheet, to one or more financial institutions (together with First Union, the "LENDERS") that will become lenders under the Facility and be party to such definitive documentation. Upon the acceptance of the commitment of any such new Lender to provide a portion of the Facility, First Union shall be released from a corresponding portion of its commitment hereunder.

         The Sponsor understands that the Arranger intends to syndicate a portion of the Facility to other financial institutions identified by us in consultation with you. The Arranger intends to commence its syndication efforts promptly and the Sponsor agrees actively to assist First Union and the Arranger in achieving a timely syndication that is mutually satisfactory to First Union, the Arranger, the Sponsor and the Company, including the exercise of all commercially reasonable efforts to achieve complete syndication prior to or concurrently with the closing of the Facility. The syndication will be accomplished by a variety of means, including direct contact during the syndication between senior management of Acquisition Co., the Company, First Union, the Arranger and their respective affiliates and advisors. The Sponsor agrees that First Union and the Arranger may share with any of their respective affiliates and advisors any information related to the Acquisition Co., the Company and the Transactions or any other matter contemplated hereby, on a confidential basis.

         It is understood and agreed that the Arranger will manage, in consultation with the Sponsor, all aspects of the syndication, including, but not limited to, decisions as to the selection of institutions to be approached, when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Arranger in its syndication efforts, the Sponsor agrees (i) promptly to prepare and provide to the Arranger and First Union all information reasonably requested by them with respect to the Company and the

Carreras, Kestner & Co., L.L.C.
April 20, 1999
Page 4

----------------

Transactions, including all financial information and projections (the "PROJECTIONS"), as the Arranger and First Union may reasonably request in connection with the arrangement and syndication of the Facility, (ii) to assist, and to cause its affiliates and advisors to assist, the Arranger in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication, (iii) to make appropriate officers and representatives of the Company and its subsidiaries available to participate in information meetings for the potential Lenders at such times and places as the Arranger may reasonably request, and (iv) to advise and consult with First Union and the Arranger with respect to the timing of the tender offer for the Company's shares and the other aspects of the tender offer process. First Union's commitment as set forth herein and the Arranger's agreement to provide the services described herein are subject to the condition that (a) all information (other than the Projections) concerning the Company and its subsidiaries and the Transactions (the "INFORMATION") that has been or will be made available to the Arranger or First Union by the Sponsor or any of its representatives is, or will be when furnished, complete and correct in all material respects and does not, or will not when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (b) the Projections that have been or will be made available to the Arranger or First Union by the Sponsor and the Company or any of their authorized representatives have been or will be prepared in good faith based upon reasonable assumptions.

         The Sponsor also agrees that First Union and its affiliates will be afforded an opportunity to offer proposals to provide (a) any interest rate caps, currency swaps and other hedging transactions to be entered into by the Company or any of its affiliates and (b) cash management, funds transfer, trade, corporate trust and securities services to be obtained by the Company or any of its affiliates. In addition, the Sponsor agrees that First Union and its affiliates will be afforded the opportunity to compete to act as placement agent or underwriter for any subordinated debt or equity financing to be undertaken by the Company or any of its affiliates.

         The Sponsor agrees to reimburse First Union and the Arranger from time to time on demand for all of their reasonable fees and expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, execution, syndication, and delivery of this Commitment Letter, the Term Sheet, the Fee Letter, and the definitive credit documentation for the Facility, and all of the other transactions described herein, whether or not the Facility is closed or any credit is extended thereunder. The Sponsor also agrees to indemnify and hold harmless First Union, the Arranger and each other Lender and their respective affiliates, directors, officers, employees and agents (collectively, the "INDEMNIFIED PARTIES") from and against any and all actions, suits, losses, claims, damages and liabilities of any kind or nature, joint or several, to which such Indemnified Parties may become subject, related to or arising out of any of the transactions contemplated herein, including, without limitation, the execution and delivery of this Commitment Letter, the execution and delivery of definitive credit

Carreras, Kestner & Co., L.L.C.
April 20, 1999
Page 5

----------------

documentation for the Facility, the syndication and closing of the Facility and the use of proceeds thereunder, and the closing of the other Transactions, and will reimburse the Indemnified Parties for all out-of-pocket expenses (including reasonable attorneys' fees and expenses) on demand as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom; PROVIDED, HOWEVER, that no Indemnified Party shall have any right to indemnification for any of the foregoing to the extent determined by a final and nonappealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct. This Commitment Letter is addressed solely to the Sponsor, and neither First Union or the Arranger, on the one hand, nor the Sponsor or Acquisition Co., on the other hand, shall be liable to the other or any other person for any indirect or consequential damages that may be alleged as a result of this Commitment Letter or any of the transactions referred to herein. In the event that the closing of the Facility fails to occur for any reason, the provisions of this paragraph shall survive any termination of this Commitment Letter or the commitment of First Union set forth herein.

         Until such time as it has accepted this Commitment Letter in writing as provided below, the Sponsor is not authorized to show or circulate this Commitment Letter or the Term Sheet to any other person or entity (other than Acquisition Co.'s directors, officers and legal counsel and the Company's management, legal counsel and financial advisor in connection with its evaluation hereof, provided that each of such persons shall also be bound by the confidentiality provisions hereof), except as may be required by law or applicable judicial process.

         First Union shall have the right to review and approve any public announcement or public filing made after the date hereof relating to the Facility or to First Union before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed). The Sponsor agrees and consents to First Union's disclosure of information relating to this transaction to GOLD SHEETS and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications.

         This Commitment Letter, the commitment of First Union set forth herein and the agreement of the Arranger to provide the services set forth herein shall, in the event this Commitment Letter is accepted by the Sponsor as provided in the last paragraph hereof, automatically expire at the earliest to occur of the following (each, a "TERMINATION EVENT"): (i) First Union discovering or becoming aware, and providing notice thereof to the Sponsor, of any information not previously disclosed to it that it believes to be materially inconsistent with its understanding, based on the information provided to it by or on behalf of the Sponsor or the Company prior to the date hereof, of the business, properties, operations or condition (financial or otherwise) of Acquisition Co. and its subsidiaries or the Company and its subsidiaries, (ii) the occurrence of a material adverse change in the business, properties, operations or condition (financial or otherwise) of Acquisition Co. and its subsidiaries or the Company and its subsidiaries or the occurrence of a material adverse effect on the feasibility of the Transactions

Carreras, Kestner & Co., L.L.C.
April 20, 1999
Page 6

----------------

and, in each case, First Union providing notice thereof to the Sponsor, (iii) the consummation of the Acquisition or another transaction or series of transactions in which the Sponsor or any of its affiliates acquires any stock or assets of the Company, (iv) the termination of (A) the Company's Self-Tender or
(B) the definitive purchase or merger agreement with regard to the Acquisition, and (v) 5:00 p.m. on June 25, 1999, if the initial borrowing under the Facility shall not have occurred by such time.

         This Commitment Letter and the Fee Letter shall be governed by and construed in accordance with the internal laws of the State of North Carolina and constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede any previous agreement, written or oral, between the parties with respect to the subject matter hereof and thereof. This Commitment Letter shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto, but shall not be assigned in whole or in part by the Sponsor without the prior written consent of First Union and the Arranger. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits on, or create any rights in favor of, any other person or entity. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.

         If the Sponsor is in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to First Union, together with an executed counterpart of the Fee Letter and any payment of fees required under the Fee Letter to be delivered concurrently therewith, if any, by no later than 5:00 p.m. on April 20, 1999. This Commitment Letter, the commitment of First Union set forth herein and the agreement of the Arranger to provide the services set forth herein shall automatically terminate at such time unless signed counterparts of this letter and the Fee Letter together with any such payment shall have been delivered to First Union in accordance with the terms of the immediately preceding sentence.


                                     Sincerely,

                                     FIRST UNION NATIONAL BANK


                                     By: /s/ EDWARD H. ROSS
                                        -----------------------------------
                                              Name:   Edward H. Ross
                                                   ------------------------
                                              Title:  Senior Vice President
                                                   ------------------------

Carreras, Kestner & Co., L.L.C.
April 20, 1999
Page 7

----------------

                                     FIRST UNION CAPITAL MARKETS CORP.


                                     By: /s/ GERALD HULLINGER
                                        -------------------------------------
                                              Name:  Gerald Hullinger
                                                    -------------------------
                                              Title: Vice President
                                                    -------------------------

Agreed to and accepted as of the date first above written:


CARRERAS, KESTNER & CO., L.L.C.

By:  /s/ JOSEPH W. CARRERAS
    ----------------------------------
      Name:   Joseph W. Carreras
           ---------------------------
      Title:  President
           ---------------------------

                         SUMMARY OF TERMS AND CONDITIONS
                  $65,000,000 SENIOR SECURED CREDIT FACILITIES
                             HILITE INDUSTRIES, INC.


BORROWER:      Hilite Industries, Inc.

FACILITIES:    Facility A: $17,500,000 5-year Senior Secured Term Loans
                           ("Term A"). Facility B: $27,500,000 6 - 1/2-year
                           Senior Secured Term Loans ("Term B"). Facility C:
                           $20,000,000 5-year Senior Secured Revolving Credit Facility (the "Revolver").

                           The Term A and Term B facilities are collectively referred to as the "Term Facilities" and, together with the Revolver, the "Facilities."

                           A portion of the Revolver, in an amount to be determined, will be available for use by the Borrower for the issuance of letters of credit. Letters of credit may be issued with maturities of up to one year, renewable annually thereafter, and in any event shall not extend beyond the Revolving Credit Maturity Date. The Revolver will also contain a $5,000,000 sublimit for swingline loans to be made available by First Union.

Agent:         First Union National Bank ("First Union" or the "Agent").
                           First Union will be the issuing bank for all letters of credit.

Arranger:      First Union Capital Markets Corp.

Lenders:       First Union and a syndicate of financial institutions
                           acceptable to the Agent and the Arranger (the "Lenders") in consultation with the Borrower.

Availability:  Term A must be drawn in not more than two draws: the first draw to fund the Self-Tender (as such term is defined in the Commitment Letter to which this term sheet is attached) and the other uses set forth below under the Use of Proceeds and the second draw to fund payments to the remaining shareholders in connection with the Merger (as such term is defined in the Commitment Letter to which this term sheet is attached). Term B must be drawn in full in a single draw on the closing date to fund the uses set forth below under the Use of Proceeds. Amounts repaid under the Term Facilities may not be reborrowed.

                           Loans under the Revolver will be available at any time prior to the Revolving Credit Maturity Date, subject to reduction by the aggregate amount of outstanding or unreimbursed letters of credit.

Maturity Date:             Term A: 5 years from the closing date.
                           Term B: 6-1/2 years from the closing date.
                           Revolver: 5 years from the closing date ("Revolving
                           Credit Maturity Date").



________________________________________________________________________________
FIRST UNION CAPITAL MARKETS                   MIDDLE MARKET CAPITAL GROUP PAGE 1

Use of Proceeds:   The proceeds of the Facilities shall be used solely (i) to finance a portion of the tender offer, (ii) to refinance certain existing debt, (iii) to pay certain transaction fees and expenses in connection with the Transactions (as such term is defined in the Commitment Letter to which this term sheet is attached) in amounts reasonably acceptable to the Agent, and (iv) to provide for the working capital and general corporate requirements of the Borrower and its subsidiaries, including capital expenditures.

Amortization:      Outstanding principal of Term A and Term B will be payable quarterly in the following annual amounts based on the following schedule:

                                     Term A              Term B
                    Year           Reductions          Reductions
                    ----           ----------          ----------
                   Year 1          $2,000,000         $    275,000
                   Year 2           3,000,000              275,000
                   Year 3           3,500,000              275,000
                   Year 4           4,000,000              275,000
                   Year 5           5,000,000              275,000
                   Year 6                               17,416,670
                   Year 7                                8,708,330

                           All outstanding principal of the Revolver will be due and payable on the Revolving Credit Maturity Date.

Guaranties:        The Facilities will be unconditionally guaranteed by the
                           parent of the Borrower and all direct and indirect subsidiaries of the Borrower, whether existing at closing or thereafter organized or acquired; provided, however, if any such guarantee by a foreign subsidiary (a "controlled foreign corporation", as such term is defined in Section 957 of the Internal Revenue Code) of the Borrower would have an adverse tax impact upon the Borrower, then no such guarantee shall be required.

Collateral:        The Facilities will be secured by a first priority perfected lien on and security interest in (a) 100% of the capital stock of the Borrower and of each direct and indirect subsidiary of the Borrower (subject to any applicable legal restrictions, including, without limitation, Regulation U and excluding any shares of the Borrower's capital stock held by unaffiliated shareholders prior to the merger), whether existing at closing or thereafter organized or acquired (65% in the case of foreign subsidiaries to the extent that a higher percentage would have an adverse tax impact upon the Borrower), and (b) all of the assets (including, without limitation, accounts receivable, inventory, equipment, intellectual property and other general intangibles, and real property) of the Borrower and its direct and indirect United States subsidiaries, whether existing at closing or thereafter organized or acquired.

Borrowing Options: At the Borrower's option, loans under the Facilities shall bear interest at (i) the Agent's Base Rate ("Base Rate") from time to time in effect plus the applicable Base Rate Margin in effect at such time with respect to the relevant Facility or (ii) the applicable LIBOR plus the applicable LIBOR Margin in effect at such time with



________________________________________________________________________________
FIRST UNION CAPITAL MARKETS                   MIDDLE MARKET CAPITAL GROUP PAGE 2
                           respect to the relevant Facility, each such Margin to be determined from time to time in accordance with the pricing grids set forth in EXHIBIT A.

                           The Base Rate is the higher of (i) the Agent's prime commercial lending rate as announced from time to time or (ii) the federal funds rate plus 0.5% per annum. LIBOR is the London Interbank Offered Rate for corresponding deposits of U.S. Dollars for interest periods of one, two, three or six months, subject to availability, as selected by the Borrower and as quoted to the Agent.

                           Interest on Base Rate loans shall be payable quarterly in arrears. Interest on LIBOR loans shall be payable at the end of each applicable interest period or at three-month intervals, if earlier. Interest shall be calculated on an actual/360-day basis for LIBOR loans and an actual/365/366-day basis for Base Rate loans.

                           During an event of default under the Facilities, all outstanding principal, accrued interest and other amounts shall accrue interest at a rate per annum of 2% in excess of the rate otherwise applicable, and such interest shall be payable on demand. The definitive credit documents shall include the Agent's standard protective provisions for such matters as increased costs, funding losses, illegality and withholding taxes.

Commitment Fee:       A per annum rate, as determined in accordance with the
                           pricing grids set forth in Exhibit A, on the aggregate unutilized portion of the Revolver, payable quarterly in arrears to the Agent for the ratable benefit of the Lenders, calculated on an actual/ 365-day basis and commencing on the execution date of the definitive credit agreement for the Facilities.

Letter of Credit Fee: A per annum rate equal to the applicable LIBOR Margin in effect from time to time for the Revolver (as determined in accordance with the pricing grids set forth in EXHIBIT A) on the average daily stated amount of all letters of credit, payable quarterly in arrears to the Agent for the ratable benefit of the Lenders and calculated on an actual/365-day basis. In addition, the Borrower will pay a facing fee with respect to each letter of credit in an amount equal to 0.25% of the average daily stated amount thereof, payable quarterly in arrears to First Union for its own account as issuer of letters of credit and calculated on an actual/365-day basis.

Mandatory Prepayments/
Commitment Reductions:  The Borrower will be required to prepay amounts outstanding under the Facilities, without premium or penalty (subject to payment of any funding losses resulting from prepayment of LIBOR loans other than on the last day of the applicable interest period) as follows: (i) 100% of the net cash proceeds from the sale or disposition of assets outside the ordinary course of business (to the extent permitted pursuant to the definitive credit agreement), including insurance proceeds to the extent such insurance proceeds are not applied within 180 days, after receipt thereof, towards the repair or replacement of the corresponding damaged or destroyed assets, subject to limited exceptions to be agreed upon, (ii) 100% of the net cash proceeds of any issuance or sale of debt securities (excluding debt issued in connection with the Acquisition), (iii) 50% of the net cash proceeds of any issuance or sale of equity securities (excluding equity issued in connection with the



________________________________________________________________________________
FIRST UNION CAPITAL MARKETS                   MIDDLE MARKET CAPITAL GROUP PAGE 3

                           Acquisition), subject to limited exceptions to be agreed upon, and (iv) 75% of Excess Cash Flow (to be defined) in accordance with terms mutually acceptable to the Agent, the Lenders and the Borrower; provided, that the Excess Cash Flow percentage will be reduced to 50% during any period when the Leverage Ratio is
                           3.5 or below. Such proceeds shall be applied first to the Term Facilities, pro rata among Term A and Term B and, within each such Facility, to the remaining amortization payments on a pro rata basis, and then to the Revolver.

                           In the event that (a) the sum of the aggregate principal amount of loans outstanding under the Revolver and the aggregate face amount of all letters of credit outstanding under the Revolver exceeds
                           (b) the aggregate commitments under the Revolver, the Borrower will immediately repay loans under the Revolver in the amount of such excess.

Voluntary Prepayments/
Commitment Reductions: The Borrower may prepay amounts outstanding under the
                           Facilities at any time, without premium or penalty (subject to advance notice provisions and minimum repayment amounts to be agreed upon, and subject to payment of any funding losses resulting from prepayment of LIBOR loans other than on the last day of the applicable interest period). Each voluntary prepayment of the Term Facilities shall be applied pro rata among Term A and Term B and, within each such Facility, to the remaining amortization payments on a pro rata basis. Additionally, the Borrower may, at its option upon five business days' notice to the Agent, reduce the aggregate unutilized commitments under the Revolver in part (in principal amounts of at least $1,000,000 or an integral multiple thereof) or in whole. Any such reductions shall be applied to the Revolver commitments pro rata.

Conditions Precedent
to Borrowing:          The initial funding of the Facilities will be subject to
                           the satisfaction of conditions precedent consistent with those customarily found in similar financings and such additional conditions deemed appropriate by the Agent in the context of the Facilities, including without limitation the following:

                            (1)  The definitive credit agreement and all other
                                   documentation for the Facilities and the other Transactions, including all collateral documentation, employment agreements and the tender offer and merger documents for the stock of the Borrower shall be satisfactory in form and substance to the Agent and the Lenders;

                            (2)  The corporate and capital structure of the
                                   Borrower and its subsidiaries after giving effect to the Acquisition Transactions (as such term is defined in the Commitment Letter to which this term sheet is attached), the equity investment and the other related transactions, and all legal, tax, accounting, business and other matters relating to the Transactions or to the Borrower and its subsidiaries after giving effect thereto (including, without limitation, the Acquisition Transactions), shall be satisfactory in all respects to the Agent;

                            (3)  All governmental and third party consents and
                                   approvals necessary in


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FIRST UNION CAPITAL MARKETS                   MIDDLE MARKET CAPITAL GROUP PAGE 4
                                   connection with the consummation
                                   of the Facilities and the other
                                   Transactions shall have been
                                   obtained and remain in effect and
                                   shall be satisfactory in all
                                   respects to the Agent;

                            (4)  All filings, recordations and other actions
                                   necessary or in the Agent's reasonable
                                   opinion desirable to perfect the Agent's liens and security interests in the Collateral securing the Facilities shall have been made or taken, or arrangements satisfactory to the Agent for the completion thereof shall have been made; and the Agent shall have received the results of lien searches with respect to the Borrower and its subsidiaries in jurisdictions selected by it and shall be satisfied with the results thereof;

                            (5)  The Agent shall have received satisfactory
                                   landlord consents for certain of the
                                   Borrower's leased properties and satisfactory documentation with respect to all of the owned real property and certain leased real property of the Borrower and its subsidiaries, including without limitation
                                   (i) deeds of trust or mortgages duly recorded and reflecting a first priority lien on the subject property, (ii) surveys, (iii) environmental assessments, (iv) flood certification, (v) title insurance policies, and such other matters as the Agent may reasonably require.

                            (6)  Prior to or substantially concurrently with
                                   the initial funding of the Facilities, (i) the tender offer and the Acquisition (as such term is defined in the Commitment Letter to which this term sheet is attached) shall have been consummated in accordance with the terms of the definitive documentation therefor, without any material amendment or waiver thereof except as approved by the Agent, (ii) the Borrower shall have accepted tendered shares representing not less than 75% of its outstanding shares, and (iii) any existing indebtedness of the Borrower or any of its subsidiaries shall have been satisfied in full and all liens and guarantees in connection therewith shall have been released, and the Agent shall have received satisfactory evidence thereof;

                            (7)  Prior to or substantially concurrently with
                                   the initial funding of the Facilities, the Borrower shall have received (a) cash proceeds of approximately $24,000,000 from the issuance of equity securities to Carreras, Kestner & Co., L.L.C. (the "Sponsor") and, when aggregated with the equity value (determined based on the tender offer price) of the shares retained by the Retaining Shareholders (as such term is defined in the Commitment Letter to which this term sheet is attached), total equity contributions in the form of cash and retained equity of approximately $25,800,000, on terms and conditions satisfactory to the Agent and (b) cash proceeds of not less than $15,000,000 from the issuance of subordinated debt on terms and conditions satisfactory to the Agent (the "Subordinated Debt"); in the event of any additional purchase price payments required to consummate the tender offer, including pursuant to Section 262 of the Delaware General Corporation Law, the Sponsor shall have entered into a valid and binding agreement with the Borrower, which agreement shall remain in full force and effect after the


________________________________________________________________________________
FIRST UNION CAPITAL MARKETS                   MIDDLE MARKET CAPITAL GROUP PAGE 5

                                   Acquisition and the other Transactions, to make an additional equity contribution to the Borrower in an equal amount to fund such additional payments;

                            (8)  The Agent shall have received (i) unaudited
                                   statements of the Borrower and its
                                   subsidiaries for the fiscal period ending
                                   April 30, 1999, (ii) an opening pro forma balance sheet of the Borrower and its subsidiaries as of April 30, 1999 giving effect to the consummation of the Acquisition, the Facilities, the Subordinated Debt and the other Transactions and (iii) a solvency opinion from an independent firm acceptable to the Agent, in each case, in form and substance satisfactory to the Agent;

                            (9)  The Agent shall have received evidence
                                   satisfactory to it that the Borrower is in compliance with all financial covenants on a pro forma basis as of a recent date after giving effect to the Acquisition, the incurrence of the Subordinated Debt and the initial borrowing under the Facilities;

                            (10) The Agent shall be satisfied that (i) total
                                   funded debt of the Borrower and its
                                   subsidiaries on a consolidated basis ("Total
                                   Debt") shall not exceed $68,500,000 after giving effect to the Acquisition, the initial borrowing under the Facilities and the purchase of the Subordinated Debt, (ii) pro forma EBITDA of the Borrower and its subsidiaries on a consolidated basis for the immediately preceding twelve-month period ("Last 12-Month EBITDA") shall not be less than $14,000,000, and (iii) the ratio of Total Debt to Last 12-Month EBITDA shall not be in excess of 4.85:1.0;

                            (11) The Agent and the Lenders shall have received
                                   such other documents, agreements and opinions (including but not limited to legal opinions of counsel to the Borrower and reliance letters with respect to the legal opinions of counsel delivered pursuant to the Transactions) in connection with the Facilities, all satisfactory in form and substance, as the Agent or any Lender may reasonably request; and

                            (12) There shall not have occurred (a) any
                                   material adverse change in the condition
                                   (financial or otherwise), operations,
                                   properties or business of the Borrower and its subsidiaries, taken as a whole, or (b) any event, condition or state of facts that could reasonably be expected to have such a material adverse change.

Representations and
Warranties:            The definitive credit documentation will contain
                            representations and warranties consistent with those customarily found in similar financings and such additional representations and warranties deemed appropriate by the Agent in the context of the Facilities, including without limitation representations and warranties regarding corporate organization and power, absence of violation of organizational documents, other agreements and applicable laws, absence of material litigation, obtaining of government approvals, subsidiaries, payment of taxes, authorization and enforceability of the credit documents, full disclosure, margin securities, ERISA


________________________________________________________________________________
FIRST UNION CAPITAL MARKETS                   MIDDLE MARKET CAPITAL GROUP PAGE 6
                            matters, solvency, accuracy of financial statements, absence of material adverse change, title to and sufficiency of assets, real estate, governmental permits and licenses, insurance, compliance with laws, environmental matters, validity and perfection of security interests, Year 2000 compliance, material contracts and consummation of, and receipt of proceeds from the Acquisition, the Subordinated Debt and the other Transactions.


Covenants:             The definitive credit documentation will contain
                            affirmative, negative and financial covenants consistent with those customarily found in similar financings and such additional covenants deemed appropriate by the Agent in the context of the Facilities, including without limitation: (i) delivery of quarterly unaudited consolidated and certain consolidating financial statements and annual audited consolidated and certain unaudited consolidating financial statements, together with financial covenant compliance certificates; (ii) annual delivery of operating budget and cash flow projections, prepared on a monthly basis; (iii) quarterly delivery of accounts receivable aging and inventory report; (iv) delivery of regulatory reports, management letters, public filings, reports to stockholders and other specified business information; (v) delivery of notice of material litigation, proceedings, events of default, ERISA events and other significant matters; (vi) maintenance of corporate existence, franchises and properties; compliance with laws; payment of taxes and other obligations; and maintenance of insurance, books and records; (vii) Year 2000 compliance;
                            (viii) restrictions on consolidation, merger, sale or disposition of assets and sale-leaseback transactions; (ix) restrictions on indebtedness, including guaranties; (x) restrictions on liens (negative pledge); (xi) restrictions on loans, joint ventures, new subsidiaries, acquisitions and other investments; (xii) restrictions on dividends, redemptions, distributions and other restricted payments; (xiii) restrictions on transactions with affiliates; (xiv) restrictions on changes in lines of business; and (xv) restrictions on amendments to subordinated debt and equity documents, other negative pledges, burdensome covenants in other contracts, changes in accounting policies and changes in fiscal year.

Financial Covenants:   Financial covenants, with definitions of financial terms,
                            levels and other terms to be agreed upon by the Borrower and the Agent, determined on a consolidated basis for the Borrower and its subsidiaries, and to include, at a minimum, the following:

                                      (a)   Maximum Leverage Ratio;

                                      (b)   Minimum Interest Coverage Ratio;

                                      (c)   Maximum Annual Capital Expenditures;

                                      (d)   Minimum EBITDA; and

                                      (e)   Minimum Working Capital Coverage
                                            Ratio.

Events of Default:     The definitive credit documentation will contain events
                            of default consistent with those

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FIRST UNION CAPITAL MARKETS                   MIDDLE MARKET CAPITAL GROUP PAGE 7
                            customarily found in similar financings and such additional events of default deemed appropriate by the Agent in the context of the Facilities, including without limitation failure to pay any principal, interest or fees when due (provided, that the payment of interest and fees shall have a two-business day grace period); breach of covenants (with customary grace periods for certain affirmative covenants); material incorrectness when made of any representation or warranty; payment or other default under other material indebtedness; bankruptcy or insolvency; judgment or ERISA liens; actual or asserted invalidity of guaranty or security documents; and change of control of the Borrower.

Interest Rate
Protection:            Within 90 days after closing, the Borrower will be
                            required to have fixed or hedged at least 50% of the Term Facilities for a period of not less than 3 years on terms acceptable to the Agent.

Assignments and
Participations:        Customary participation rights will be provided, subject
                            to voting restrictions on significant matters. Assignments by Lenders to banks and other financial institutions meeting certain size thresholds will be permitted with the approval (not to be unreasonably withheld) of the Agent and the Borrower, subject to minimum amounts to be agreed upon and payment of a $3,000 assignment fee to the Agent.

Required Lenders:      Majority.
Expenses and
Indemnification:       The Borrower will pay (a) all reasonable out-of-pocket
                            costs and expenses of the Agent and the Arranger (including the reasonable fees and disbursements of counsel) in connection with the preparation, execution, delivery and administration of the definitive documentation for the Facilities and any amendment or waiver with respect thereto and the syndication of the Facilities, and (b) all reasonable out-of-pocket costs and expenses of the Agent and the Lenders (including the reasonable fees and disbursements of counsel) in connection with the enforcement of the Facilities.

                            The Borrower will indemnify the Arranger, the Agent and the Lenders and hold them harmless against all claims, losses, liabilities and expenses (including reasonable fees and disbursements of counsel) arising from or relating to the proposed financing contemplated hereby and the other transactions connected therewith, except to the extent of such indemnified party's gross negligence or willful misconduct.

Governing Law:         North Carolina.

Agent's Counsel:       Robinson, Bradshaw & Hinson, P.A.

Miscellaneous:         Customary provisions regarding amendments and waivers,
                            consent to forum and service of process, and other miscellaneous matters. All parties will agree to mandatory arbitration of disputes.

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FIRST UNION CAPITAL MARKETS                   MIDDLE MARKET CAPITAL GROUP PAGE 8

                                    EXHIBIT A

                                  Pricing Grids

         The applicable LIBOR Margins, Base Rate Margins and commitment fee percentage will be determined according to the following grids by reference to the Leverage Ratio, with each change in the applicable LIBOR Margins, Base Rate Margins and commitment fee percentage to be effective 10 days after delivery to the Agent of quarterly or annual financial statements and a compliance certificate showing the Leverage Ratio as of the last day of the fiscal quarter most recently ended.

                 Pricing for Term A, Revolver and Commitment Fee
                 -----------------------------------------------

                                                     Applicable           Applicable Base           Applicable
   Tier              Leverage Ratio                 LIBOR Margin            Rate Margin           Commitment Fee
   ----              --------------                 ------------            -----------           --------------

    I        Greater than or equal to 4.5 to           2.75%                   1.50%                  0.50%
                           1.0

    II      Less than 4.5 to 1.0 but greater           2.50%                   1.25%                  0.50%
               than or equal to 4.0 to 1.0

   III      Less than 4.0 to 1.0 but greater           2.25%                   1.00%                 0.375%
               than or equal to 3.5 to 1.0

    IV      Less than 3.5 to 1.0 but greater           2.00%                   0.75%                 0.375%
               than or equal to 3.0 to 1.0

    V             Less than 3.0 to 1.0                 1.75%                   0.50%                 0.375%

         Notwithstanding the foregoing, the initial applicable LIBOR Margin and applicable Base Rate Margin for Term A and the Revolver and the initial commitment fee percentage (from the date of closing until the delivery and effectiveness of the quarterly financial statements for the fiscal quarter ending September 30, 1999) will be set at Tier I.

                               Pricing for Term B
                               ------------------

                                                                                             Term B
                                                                                             ------
                                                                                 Applicable           Applicable
                                                                                   LIBOR              Base Rate
                                                                                   -----              ---------
   Tier                             Leverage Ratio                                 Margin               Margin
   ----                             --------------                                 ------               ------

    I                    Greater than or equal to 4.5 to 1.0                       3.25%                2.00%

    II       Less than 4.5 to 1.0 but greater than or equal to 4.o to 1.0          3.25%                2.00%

   III       Less than 4.0 to 1.0 but greater than or equal to 3.5 to 1.0          3.00%                1.75%

________________________________________________________________________________
FIRST UNION CAPITAL MARKETS                  MIDDLE MARKET CAPITAL GROUP PAGE 10


    IV       Less than 3.5 to 1.0 but greater than or equal to 3.0 to 1.0          3.00%                1.75%

    V                            Less than 3.0 to 1.0                              3.00%                1.75%

         Notwithstanding the foregoing, the initial applicable LIBOR Margin and applicable Base Rate Margin for Term B (from the date of closing until the delivery and effectiveness of the quarterly financial statements for the fiscal quarter ending September 30, 1999) will be set at Tier I.


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FIRST UNION CAPITAL MARKETS                  MIDDLE MARKET CAPITAL GROUP PAGE 11